                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-43325) pertaining to the Amended and Restated 1996 Stock Plan, the 1997 Employee Stock Purchase Plan and the 1997 Director Option Plan of Somnus Medical Technologies, Inc., of our report dated February 2, 1999, with respect to the consolidated financial statements of Somnus Medical Technologies, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 1998.

Our audits also included the financial statement schedule of Somnus Medical Technologies, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                           /s/ Ernst & Young LLP

Palo Alto, California
March 29, 1999